Exhibit (b)(2)

STATE of DELAWARE	State of Delaware Secretary of State Division of Corporations Delivered 12:15 PM 09/23/2016 FILED 12:15 PM 09/23/2016 SR 20165917451 - File Number 6161324

CERTIFICATE of TRUST

of

ACA/PRISM MULTI-STRAT ALTERNATIVES FUND

This Certificate of Trust of ACA/Prism Multi-Strat Alternatives Fund dated as of August 24, 2016, being duly executed is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:.

FIRST:	The name of the statutory trust is ACA/Prism Multi-Strat Alternatives Fund.

SECOND:	The name and address of the Registered Agent in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD:	This Certificate shall be effective upon the date and time of filing.
FOURTH:	The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(l) of the Act.

By:	/s/ Peter DeCaprio
Peter DeCaprio, Trustee